Exhibit 10.9
Wrap-N-Roll USA, Inc.
Form SB-2, amendment No. 1
File No. 333-64800

                         JOINT AGREEMENT

     This Joint Agreement ("Agreement") is made effective this 11th date of June, 2001 by and between Wrap-N-Roll USA, Inc. with offices at 1056 Platinum Way, Sandy, Utah 84094 ("WNR") and Newspaper Agency Corporation with offices at 520 Gale Street, Salt Lake City, Utah 84101 ("NAC") with respect to the following:

                            RECITALS
     WHEREAS, WNR is in the business of providing advertising through vehicle graphics; and

     WHEREAS, NAC and WNR desire to enter into a joint agreement with WNR providing advertisers and vehicle graphics for NAC's fleet of vehicles.

                            AGREEMENT

     NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which is expressly acknowledged, NAC and WNR agree as follows:

1. Engagement of WNR. WNR agrees to use its best efforts to provide NAC with:

     a. procurement of advertisers and the associates agreements/contracts;
     b. review and right of refusal of any advertise who may present questionable graphics/artwork
     c.  production of graphics/artwork/set-up;
     d.  printing;
     e.  installation/coordination of program;
     f. collection of monthly fees from advertiser (monitored along with NAC);
     g.  distribution of monies to NAC per agreement;
     h. abide by advertising policies indicated on NAC rate card;
     i.  regular follow-up and communication with NAC;

     Engagement of NAC. NAC agrees to use its best efforts to provide WNR with:

     a. fleet vehicles (vans and box trucks) for the purpose of vehicle advertising;
     b. exclusive rights to 50 NAC vehicles for the purpose of advertising and vehicle graphics, current and future fleet vehicles; (WNR understands that fleet vehicles will periodically be traded in for new vehicles)
     c. continue to operate fleet as normal and in accordance with NAC policies and procedures;

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     d.  referrals of any business, to WNR, that contacts NAC in reference to vehicle advertising;
     e. replacement of vehicle graphics if damage occurs due to negligence on the part of NAC personnel;

2. Compensation. WNR will compensate NAC pursuant to this Agreement as follows:

     a. WNR will compensate NAC one-half of monthly revenues derived from advertising on NAC fleet vehicles; expected advertising fees per vehicle will be $1500 monthly with $750 going to NAC and $750 going to WNR; amount going to NAC will be a net amount;

3. Nondisclosure of Confidential Information. In consideration for WNR and NAC entering into this Agreement, both parties agree that any and all proprietary information will be held in strict confidence.

4.   Term of Agreement, Extensions and Renewals.  This Agreement
     shall have an initial term of 12 months from the date first appearing herein. This time period refers to the overall relationship between WNR and NAC, and not specifically related to any fleet vehicles. This Agreement may be terminated or
     extended by mutual agreement of the     parties executed in
     writing specifying the compensation for the Extension Period. If terminated early by WNR, WNR will surrender all contracts, and
     NAC is entitled to any   and all fees for the balance of the
     contract with advertiser under the original agreement.      If
     terminated early by NAC, WNR is entitled to compensation equal to
     one-half the   amount of monthly fees remaining on the contract
     of all the advertisers under the original    agreement.  This
     amount is due at the time of termination. Such notice of either extension or termination shall be in writing and shall be
     delivered via U.S. certified mail,      and shall be effective
     ten (10) days after delivery to the other party.

5.   Best Effort Basis.  Both WNR and NAC agree that it will act
     faithfully, and to the best of     its experience, ability and
     talents, perform the duties that may be required pursuant to the terms of this Agreement. Both parties understand and acknowledge
     that the success or      failure of this Agreement will be
     predicated on effective verbal and written   communication.

6.   Miscellaneous.

     a. The execution and performance of this Agreement has been duly authorized by all requisite individual or corporate actions and approval and is free of conflict or violation of any other individual or corporate actions and approvals entered into jointly and severally by the parties hereto. This Agreement represents the entire
          Agreement between the parties hereto, and supersedes any prior agreements with regards to the subject matter hereof. This Agreement may be executed in any number of facsimile counterparts with the aggregate of the counterparts together constituting one and the same instrument. This Agreement constitutes a valid and binding obligation of the parties hereto and their successors, heirs and assigns and

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          may only be assigned or amended by written consent from
          the other party.

     b. No term of this Agreement shall be considered waived and no breach excused by either party unless made in writing. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this
          Agreement shall be constructed as if it never contained any such invalid, illegal or unenforceable provisions. The parties hereto shall cooperate with each other to achieve the purpose of this Agreement. From time to time, each party will execute additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purpose of this Agreement.

     c. The validity, interpretation, and performance of this Agreement shall be controlled by binding arbitration in the State of Utah under the rules then obtaining of the American Arbitration Association. Such arbitration ruling shall be final and binding amongst the parties herein. If any action is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorney's fees, court costs, and other costs incurred in proceeding with the action from the other party.

     d. The parties hereto agree to indemnify, hold harmless and defend the other from and against all demands, claims, actions, losses, damages, liabilities, costs and expenses, including without limitations, interest, penalties, court fees, and attorney's fees and expenses asserted against or imposed or incurred by either party by reason of or resulting from a breach of any representation, warranty, covenant condition or agreement of the other party to this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date herein above written.

Wrap-N-Roll USA, Inc.             Newspaper Agency Corporation
____________________________      __________________________

Cliff Halling, President          Stephen W. Kelsey, V.P. Circulation
Authorized Signature(s)           Authorized Signature(s)

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